As filed with the Securities and Exchange Commission on February 20, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
______________________
ABCELLERA BIOLOGICS INC.
(Exact name of registrant as specified in its charter)
______________________

British Columbia	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2215 Yukon Street
Vancouver, BC V5Y 0A1
(604) 559-9005
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)
AbCellera Biologics Inc. 2020 Share Option and Incentive Plan
AbCellera Biologics Inc. 2020 Employee Share Purchase Plan
(Full title of the plans)
The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
(302) 658-7581
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Sam Zucker
Deepa M. Rich
Kim de Glossop
Goodwin Procter LLP
601 Marshall Street
Redwood City, CA 94063
(650) 752-3100
______________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
______________________

STATEMENT OF INCORPORATION BY REFERENCE
This Registration Statement on Form S-8 registers 14,541,248 additional Common Shares under the 2020 Share Option and Incentive Plan (the “2020 Plan”), as a result of the operation of an automatic annual increase provision therein, which added an aggregate 14,541,248 Common Shares on January 1, 2024 for which Registration Statements on Form S-8 were previously filed by the Registrant with the Securities and Exchange Commission. The additional shares are of the same class as other securities relating to the 2020 Plan for which the Registrant’s registration statements filed on Form S-8 on December 15, 2020 (File No. 333-251341), on February 25, 2022 (File No. 333-263025), and on February 21, 2023 (File No. 333-269896) are effective. The information contained in the Registrant’s registration statement filed on Form S-8 on December 15, 2020 (File No. 333-251341) is hereby incorporated by reference pursuant to General Instruction E, except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the earlier registration statement is presented herein.
Proposed sales to take place as soon after the effective date of the Registration Statement as awards are granted, exercised or distributed under the above-named plans.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8.    Exhibits.
EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Articles of the Registrant (Incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-250838)).

4.2
Amended and Restated Investors’ Rights Agreement among the registrant and certain of its shareholders, dated March 23, 2020 (Incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-250838)).

5.1*	Opinion of Blake, Cassels & Graydon LLP.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this registration statement).

99.1
2020 Share Option and Incentive Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.13 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-250838)).

99.2	2020 Employee Share Purchase Plan (Incorporated by reference to Exhibit 10.15 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-250838).

107*	Filing Fee Table

*Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, Province of British Columbia, Canada on the 20th of February, 2024.

ABCELLERA BIOLOGICS INC.

By:	/s/ Carl L. G. Hansen
Carl L. G. Hansen, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Carl L.G. Hansen, Ph.D. and Andrew Booth, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Carl L. G. Hansen	Chief Executive Officer and Director (Principal Executive Officer)	February 20, 2024
Carl L. G. Hansen, Ph.D.

/s/ Andrew Booth	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 20, 2024
Andrew Booth

/s/ Véronique Lecault, Ph.D.	Chief Operating Officer and Director	February 20, 2024
Véronique Lecault, Ph.D.

/s/ Michael Hayden, Ph.D.	Director	February 20, 2024
Michael Hayden, Ph.D.

/s/ Andrew W. Lo, Ph.D.	Director	February 20, 2024
Andrew W. Lo, Ph.D.

/s/ John S. Montalbano	Director	February 20, 2024
John S. Montalbano

/s/ Peter Thiel	Director	February 20, 2024
Peter Thiel

/s/ Tryn Stimart	Authorized Representative in the United States	February 20, 2024
Tryn Stimart